UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Mosaic Company

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

August 25, 2005

Dear Stockholder:

You are cordially invited to attend The Mosaic Company 2005 Annual Meeting of Stockholders. The meeting will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 5, 2005, at 10:00 a.m. local time. Directions to the meeting are included at the end of the accompanying Proxy Statement. A Notice of the Annual Meeting, a Proxy Statement covering the formal business of the meeting, our Annual Report for the fiscal year ended May 31, 2005, a proxy card and related information are enclosed. At the meeting we will report on our operations during the fiscal year ended May 31, 2005.

I encourage you to attend the meeting and to vote in favor of the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Regardless of whether you expect to attend, please promptly sign and return the proxy card in the enclosed postage-paid envelope. Even if you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

Fredric W. Corrigan
President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2005 Annual Meeting of Stockholders

To Our Stockholders:

The 2005 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 on October 5, 2005, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	The election of four directors for terms expiring in 2008, each as recommended by the Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending May 31, 2006, as recommended by our Audit Committee; and

3.	Any other business that may properly come before the 2005 Annual Meeting of Stockholders or any adjournment thereof.

A proxy card for your use in voting on these matters is also enclosed.

In accordance with our Amended and Restated Bylaws and resolutions of the Board of Directors, only common and Class B common stockholders and holders of our 7.50% Mandatory Convertible Preferred Shares of record at the close of business on August 10, 2005 are entitled to notice of and to vote at the 2005 Annual Meeting of Stockholders.

By Order of the Board of Directors

Richard L. Mack

Senior Vice President, General Counsel and Corporate Secretary

August 25, 2005

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PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 5, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Mosaic Company (sometimes referred to throughout this document as “we,” “us,” “our” or “Mosaic”) for the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 5, 2005. Notice of the Annual Meeting to all stockholders of record entitled to vote as of August 10, 2005 (the “Record Date”) accompanies this Proxy Statement. Additional information with respect to voting at the Annual Meeting and the matters to be voted on at the Annual Meeting are described in this Proxy Statement under the caption “The Annual Meeting.” As of the close of business on the Record Date, there were 380,926,591 outstanding shares of our common stock, par value $0.01 per share (the “Common Stock”), 5,458,955 outstanding shares of our Class B common stock, par value $0.01 per share (“Class B Common”), and 2,750,000 outstanding shares of our 7.50% Mandatory Convertible Preferred Shares, par value $0.01 per share (“Preferred Stock”), that may be voted at the Annual Meeting. Only holders of our Common Stock (“Common Stockholders”), Class B Common (“Class B Stockholders”) and Preferred Stock (“Preferred Stockholders”) of record at the close of business on the Record Date shall be entitled to vote at the Annual Meeting. Each issued and outstanding share of Common Stock, Class B Common and Preferred Stock is entitled to one vote, and there is no cumulative voting. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about August 25, 2005.

Our Annual Report for the fiscal year ended May 31, 2005 (our “2005 fiscal year”), which includes our financial statements and our Annual Report on Form 10-K (our “10-K Report”) that was filed with the Securities and Exchange Commission (the “SEC”) for the 2005 fiscal year, is being mailed to Common Stockholders, Class B Stockholders and Preferred Stockholders with this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. You may also obtain a copy of our 10-K Report, without charge, on the SEC’s website at www.sec.gov, on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President—Investor Relations, or by telephone at (763) 577-2867.

THE MOSAIC COMPANY BOARD AND BOARD COMMITTEES

The Board of Directors

Our Board of Directors oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Our Board currently consists of eleven members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Our current Board, which was assembled as part of the business combination (the “Combination”) of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated (“Cargill”) on October 22, 2004, in which Mosaic was formed, is divided into three classes, the first two classes of which will serve less than three years prior to standing for reelection at an annual meeting of stockholders.

Director Independence

Because more than 50% of our voting power is held by Cargill, we have opted to be treated as a “controlled company” for purposes of the New York Stock Exchange (“NYSE”) listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of independent directors, or our Corporate Governance and Nominating Committee or our Compensation Committee to be comprised entirely of independent directors. The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of independent directors, and also require our Board to make a formal determination each year as to which of our directors are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, no director qualifies as “independent” under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the corporation. The NYSE, however, allows companies to adopt and disclose categorical standards of independence and make general disclosures as to which directors meet those standards. The Board of Directors approved and adopted Director Independence Standards, a copy of which is attached to this Proxy Statement as Appendix A.

Our Board of Directors is comprised of a majority of directors who are independent within the meaning of the NYSE listing standards, our Audit Committee is comprised solely of directors who are independent, and the chair and a majority of the members of our Compensation Committee and of our Corporate Governance and Nominating Committee are independent. Our Board has determined that Raymond F. Bentele, William R. Graber, Harold H. MacKay, David B. Mathis, Steven M. Seibert and William T. Monahan have no material relationships with Mosaic and are independent. Our Board has also determined that Bernard M. Michel, a director nominee listed in this Proxy Statement, has no material relationships with Mosaic and is independent. In making the independence determinations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with Mosaic based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with Mosaic and its management. Fredric W. Corrigan is not independent because he is our current President and Chief Executive Officer. Robert L. Lumpkins, our Chairman of the Board, is not independent because he is a current Vice Chairman and Chief Financial Officer of Cargill. Guillaume Bastiaens is not independent because he is a current Vice Chairman of Cargill. James T. Prokopanko is not independent because he is a current Corporate Vice President of Cargill. Douglas A. Pertz, who will be retiring from the Board as of the date of the Annual Meeting, is not independent because he was the Chairman and Chief Executive Officer of IMC Global Inc. immediately prior to the Combination.

Committees of the Board of Directors

The Board has six committees, including the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Environmental, Health and Safety Committee and the Special Transactions Committee, each of which plays a significant role in the discharge of the Board’s duties and obligations. The membership of each committee is set forth below. All of the members of the Audit Committee and the Special Transactions Committee, as well as the chairs of the Compensation Committee and of the Corporate Governance and Nominating Committee, are independent under NYSE listing standards. Each of the six committees operates under a written charter. The charters are available on our website at www.mosaicco.com and are available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at our address indicated on page 1 of this Proxy Statement. A copy of the Audit Committee charter is attached as Appendix B to this Proxy Statement.

Executive Committee

Members:	Robert L. Lumpkins, Chair Raymond F. Bentele Fredric W. Corrigan	Harold H. MacKay William T. Monahan

The Executive Committee, which is comprised of our Chairman, Chief Executive Officer, and the chairs of our Audit, Corporate Governance and Nominating, and Compensation committees, did not meet during our 2005 fiscal year. The Executive Committee is responsible for acting on matters requiring action between Board meetings when it is unnecessary or impractical to convene the full Board, as determined by the chair of the committee.

Audit Committee

Members:	Raymond F. Bentele, Chair William R. Graber	David B. Mathis William T. Monahan

The Audit Committee met twelve times during our 2005 fiscal year. The Board of Directors has determined that all of the members of the Audit Committee meet the existing independence and experience requirements of the NYSE and the SEC. The Board has further determined that William R. Graber is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K promulgated by the SEC. The responsibilities of the Audit Committee include, among other things, the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm; reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor; reviewing the internal audit plan and audit results; reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm; and reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports.

Compensation Committee

Members:	William T. Monahan, Chair Guillaume Bastiaens David B. Mathis	Douglas A. Pertz Steven M. Seibert

The Compensation Committee, which is comprised of five directors, including three independent directors, met four times during our 2005 fiscal year. The responsibilities of the Compensation Committee include determining the amount and nature of compensation paid by Mosaic to our Chief Executive Officer, other executive officers and key employees; reviewing and recommending to the Board the annual management incentive compensation plan; administering the stock option, incentive compensation and other executive benefit plans; reviewing incentive compensation awards; considering the competitiveness of our executive compensation and other compensation programs with respect to relevant industries and the business community generally; and reviewing the succession plan for senior management other than the Chief Executive Officer.

Corporate Governance and Nominating Committee

Members:	Harold H. MacKay, Chair Raymond F. Bentele William R. Graber	Robert L. Lumpkins James T. Prokopanko

The Corporate Governance and Nominating Committee, which is comprised of five directors, including three independent directors, met four times during our 2005 fiscal year. The responsibilities of the Corporate Governance and Nominating Committee include recommending to the Board a set of corporate governance principles applicable to Mosaic and providing ongoing oversight of governance; recommending to the Board nominees for director (subject to the provisions of the Investor Rights Agreement as described under “Nomination and Selection of Directors”); recommending to the Board all committee assignments (subject to the provisions of the Investor Rights Agreement); developing a compensation and benefits program for the Board; overseeing the Board and committee annual evaluation process; and reviewing the succession plan for the Chief Executive Officer.

Environmental, Health and Safety Committee

Members:	Guillaume Bastiaens, Chair Douglas A. Pertz	James T. Prokopanko Steven M. Seibert

The Environmental, Health and Safety Committee, which is comprised of four directors, including one independent director, met four times during our 2005 fiscal year. The responsibilities of the Environmental, Health and Safety Committee include reviewing policies relating to environment, health and safety (“EHS”) and our objectives and plans for implementing EHS policies, procedures and practices; overseeing our monitoring and enforcement of EHS policies and related procedures and practices; reviewing with management the scope and plans for conducting audits of our EHS performance and the results of the audits; reviewing our compliance with applicable laws, regulations and our EHS policies; and reviewing with management significant public policy, legislative, regulatory, political and social issues and trends that may impact us.

Special Transactions Committee

Members:	Harold H. MacKay, Chair Raymond F. Bentele	David B. Mathis

The Special Transactions Committee, which is comprised entirely of independent directors designated by the IMC Directors (as defined under “Nomination and Selection of Directors”) as required by the Investor Rights Agreement (as described under “Nomination and Selection of Directors”), met five times during our 2005 fiscal year. The responsibilities of the Special Transactions Committee include providing oversight to the review and approval of commercial or other transactions between Cargill and/or its affiliates (other than Mosaic and its subsidiaries), on the one hand, and Mosaic and/or its subsidiaries, on the other hand, with the objective that such transactions will be fair and reasonable to Mosaic, with arm’s length terms and conditions.

REPORT OF THE AUDIT COMMITTEE

Dear Stockholders:

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61. The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2005 for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements for the 2006 fiscal year.

Respectfully submitted,

Raymond F. Bentele, Chair

William R. Graber

David B. Mathis

William T. Monahan

REPORT OF THE COMPENSATION COMMITTEE

Dear Stockholders:

The Compensation Committee is responsible for determining the amount and nature of compensation paid to Mosaic’s Chief Executive Officer and other executive officers and overseeing the administration of Mosaic’s stock option, executive incentive, and other executive benefit plans. Our decisions are based on our understanding of Mosaic, its long-term strategies and the market for comparable positions, as well as our knowledge of the capabilities and performance of our executives.

Compensation Philosophy and Objectives

Our underlying philosophy in designing compensation policies and programs is to align our strategic interests with our stockholders’ interests and to optimize our ability to attract, retain and motivate key executives, to create stockholder value. Within this overall compensation philosophy, our specific objectives are that:

•	Total direct compensation will be established around the median of the competitive market, with the ability to earn more than that for superior performance; and

•	Actual compensation will be positioned relative to market, as appropriate, based on Mosaic’s performance as well as individual performance.

Total direct compensation will consist of salary, annual incentive and long-term incentives. A peer group of 27 other companies is used to assess the competitiveness of our executive compensation programs. These peer companies consist of fertilizer, chemical and general industry corporations of similar size and scope to Mosaic.

Compensation Components and Process

There are two primary elements of our executive compensation programs: (1) cash compensation, consisting of base pay and short-term variable pay and (2) long-term variable pay. In order to attract, retain and motivate employees who add distinctive value to Mosaic, our compensation focus includes all of these elements of total compensation. We intend our compensation programs to be competitive in the industries in which we compete for talent and to reflect the scope and responsibilities of the executive’s role. We design our programs to reward performance, with each element of compensation linked to performance (that of the individual, the business unit or the overall organization). All performance measures are aligned with our business goals.

Cash Compensation. Base pay levels for executive officers are established based on our review of market trends, and surveys of peer group compensation levels.

Key managers of Mosaic and its subsidiaries, including executive officers, participate in our Management Incentive Program (the “MIP”), established pursuant to The Mosaic Company 2004 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”). Pursuant to the MIP, these key managers are eligible for annual cash incentive compensation based upon the attainment of pre-established business and/or individual performance goals. These performance goals are pre-established by the Board, upon the recommendation of the Compensation Committee or a subcommittee of outside directors or, in the case of performance goals for participants other than executive officers, by our Senior Leadership Team. For our 2005 fiscal year, attainment of the business performance measures determined the amount of the incentive payment for members of Mosaic’s Senior Leadership Team, including our Chief Executive Officer and the other Named Executive Officers identified in the Summary Compensation Table in this Proxy Statement. Threshold, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. Target annual incentive awards for executive officers range from 40% to 150% of base salary. The business performance measures for executive officers for the fiscal year ending May 31, 2006 are Mosaic’s (1) operating earnings plus equity in net earnings of nonconsolidated companies (“operating earnings”) and (2) net cash flow, except that the incentives for executive officers who are leaders of our business units are also based in part on such measures for their business units.

Such measures are deemed by the Board of Directors to be important measures of, among other things, our ability to generate value for stockholders and reduce our long-term indebtedness. The business performance measures for the fiscal year ended May 31, 2005 were Mosaic’s (1) operating earnings and (2) reduction in operating working capital, with a portion of the incentive for executive officers who are leaders of our business units based upon such measures for their business units.

We expect annual, pre-tax operating synergies from the Combination of $145.0 million by the end of the fiscal year ending May 31, 2007. To capture these annual synergies, we estimate that we will incur capital expenditures ranging from $80 million to $100 million in addition to operating expenses such as severance costs and other costs to implement these synergies. In order to motivate key employees, including executive officers, to achieve or exceed the expected levels of synergies, in addition to the MIP, we have a Synergy Incentive Plan for each of our first three fiscal years (ending May 31, 2007) pursuant to which key managers, including executive officers, are eligible for additional annual cash incentive compensation. The Synergy Incentive Plan is designed to more directly align the interests of key employees with the interests of stockholders in achieving synergies from the Combination. Under the Synergy Incentive Plan, a bonus pool is established for each fiscal year based upon attainment of levels of annual pre-tax synergies from the Combination that have been pre-established by the Board, upon the recommendation of the Compensation Committee. Individual bonuses are payable from the pool based upon the assessment, by us in the case of executive officers and by our Senior Leadership Team in the case of other participants, of business unit and individual contributions towards achieving our synergy goals.

Long-Term Variable Pay. Long-term incentive awards are made under the Omnibus Stock Plan in the form of stock options to purchase our Common Stock and restricted stock units (“RSU” or “RSU’s”) providing grants of our Common Stock. We use stock options and RSU awards as a significant component of our executive compensation package because these equity-based awards align the interests of executive officers and other key employees with those of our stockholders. Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our Common Stock at the full market price of our Common Stock on the day the options were granted. The Omnibus Stock Plan expressly prohibits the repricing of options granted thereunder. RSU awards provide grants of our Common Stock that vest after a period of continued employment with us, which is generally three years. Prior to vesting, RSU’s do not include voting or dividend rights.

Prior to finalization of our compensation philosophy and as an interim measure to maintain the competitiveness of our total compensation to former Cargill employees, in October 2004, we granted “transition” stock options to key former Cargill employees, including executive officers, to replace Cargill awards these employees normally would have received from Cargill in mid-2004 but did not receive because of the pending Combination. The transition stock options were intended to directly and immediately align the interests of participants with the interests of stockholders by compensating them based in part on increases in the market price of our Common Stock. The transition stock option awards were valued at the same amounts as the Cargill awards that were not made. These stock options are generally exercisable after three years and up to ten years from the date of grant, and allow grantees to purchase shares at the full market price of the stock on the day the options were granted. Additional key senior executives received RSU’s as a “launch grant” to (1) recognize the contribution of key leaders in the deal making and merger integration process relating to the Combination, (2) assure the retention of these individuals during our initial start-up period, and (3) provide an immediate and significant incentive for leaders to create stockholder value. The launch grant RSU awards provide grants of our Common Stock that vest after a four year period of continued employment with us, and, after vesting, the stock issued must be held by the participant for an additional one-year period (except to the extent of tax withholding).

Policy on Deductibility of Compensation

Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s chief executive officer or any of its four most highly compensated executive officers

(other than the Chief Executive Officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.” Three of the members of our Compensation Committee qualify as outside directors and are able to serve as a subcommittee of outside directors for purposes of meeting this aspect of the provisions of Section 162(m).

While the tax impact of any compensation arrangement is one factor to be considered, the tax impact is evaluated in light of our overall compensation philosophy. We will consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

The Omnibus Stock Plan is designed to permit certain awards made thereunder to meet the performance-based criteria of Section 162(m).

Chief Executive Officer Compensation

Mr. Corrigan participates in the executive compensation programs described throughout this report. Mr. Corrigan’s base pay of $425,313 for our first fiscal year (the period beginning upon the closing of the Combination on October 22, 2004 and ending May 31, 2005) was set on an annualized basis based upon his pre-Combination base pay at Cargill and a review of competitive market data for our selected peer group companies. Mr. Corrigan’s target bonus award under the MIP is set at 150% of base pay. The level of his target bonus award under the MIP was set to result in target cash compensation that is just below the market median of our selected peer group companies. Mr. Corrigan’s compensation under the MIP for the fiscal year ended May 31, 2005 of $260,668 was based upon the level of attainment of the performance measures established under the plan for such period, which were operating earnings and reduction in net operating working capital. In addition, Mr. Corrigan received a bonus of $388,000 under the Synergy Incentive Plan. We set Mr. Corrigan’s Synergy Incentive Plan bonus based on our assessment of his contributions to the achievement of synergies from the Combination during the fiscal year ended May 31, 2005, including that the level of synergies achieved for that fiscal year exceeded our plans for this period. On October 29, 2004, Mr. Corrigan was also granted transition stock options relating to 280,700 shares of our Common Stock and launch grant RSU’s relating to 86,437 shares of our Common Stock, based upon the factors described above for transition stock options and launch grant RSU’s.

We believe that directly linking compensation to achievement of the business priorities established by the Board best serves stockholder interests and creates stockholder value both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by affording them the opportunity to impact their total compensation. Total compensation to employees, including base salary, incentives under the MIP, the Synergy Incentive Plan and long-term incentives under the Omnibus Stock Plan, is intended to be consistent with the compensation philosophy adopted by the Compensation Committee that total direct compensation be established around the median of a group of peer companies representing fertilizer, chemical and general industry companies of similar size and scope to Mosaic, with the ability to earn more for superior performance.

Respectfully submitted,

William T. Monahan, Chair

Guillaume Bastiaens

David B. Mathis

Douglas A. Pertz

Steven M. Seibert

STOCKHOLDER RETURN INFORMATION

The following performance graph compares the cumulative total return on our Common Stock for a period beginning October 25, 2004 (the date our Common Stock began trading on the NYSE) with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s Specialty Chemicals Index (the “S&P Group Index”) and a peer group of companies selected by us (the “2005 Peer Group”).

The 2005 Peer Group is comprised of: Agrium Inc., Potash Corporation of Saskatchewan Inc. and Terra Industries Inc. Our stock price performance differs from that of the 2005 Peer Group during some periods due to differences in the market segments in which we compete or in the level of our participation in such segments compared to other members of the 2005 Peer Group. The S&P Group Index is comprised of Ecolab Inc., International Flavors & Fragrances Inc., Rohm and Haas Company and Sigma-Aldrich Corporation. In accordance with Standard & Poor’s policies, companies with less than a majority of their stock publicly traded are not included in the S&P 500, and, accordingly, we are not included in the S&P 500 or in the S&P Group Index. The comparisons set forth below assume an initial investment of $100 and reinvestment of dividends or distributions.

Comparison of Cumulative Total Return

The Mosaic Company, S&P 500, S&P Group Index and 2005 Peer Group

	10/25/04	11/30/04	12/31/04	01/31/05	02/28/05	03/31/05	04/30/05	05/31/05
Mosaic	100.00	115.87	108.80	110.00	109.73	113.73	85.67	87.20
2005 Peer Group	100.00	117.86	123.43	119.43	131.23	129.62	124.69	132.81
S&P Group Index	100.00	104.99	106.26	104.87	105.95	107.48	102.07	105.17
S&P 500	100.00	104.05	107.59	104.96	107.17	105.28	103.28	106.56

POLICIES RELATING TO THE BOARD OF DIRECTORS

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways. Periodically the Corporate Governance and Nominating Committee solicits input on potential director candidates from committee and Board members. From time to time the Corporate Governance and Nominating Committee may also identify candidates from other sources, including through consultations with senior management and through the assistance of director search firms. Prior to each annual meeting of stockholders, the Corporate Governance and Nominating Committee will also evaluate director candidates recommended by stockholders who have complied with the advance notice procedures set forth in our Amended and Restated Bylaws.

Our Amended and Restated Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Amended and Restated Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. The remainder of the requirements of the advance notice procedures with which a notice of nomination must comply are described in this Proxy Statement under the caption “Miscellaneous Information—Stockholder Proposals and Nominations for the 2006 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded. Nominations are subject to the provisions of the Investor Rights Agreement discussed below. Nominations are subject to the provisions of the Investor Rights Agreement discussed below.

All director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the director qualifications set forth in Section II of our Corporate Governance Guidelines, including:

•	Personal characteristics

•	highest personal and professional ethics, integrity and values

•	an inquisitive and objective perspective

•	practical wisdom and mature judgment

•	Broad experience at the policy-making level in business, agriculture, government, academia or technology

•	Expertise that is useful to Mosaic and complementary to the background and experience of other Board members, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to Mosaic and our stockholders

•	Commitment in advance of necessary time for Board and committee meetings

•	Diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity

•	A personality reasonably compatible with the existing Board members

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at our address indicated on page 1 of this Proxy Statement.

In connection with the Combination, we have entered into an Investor Rights Agreement with Cargill (the “Investor Rights Agreement”). Under the Investor Rights Agreement, as amended, during the four-year period commencing on the effective date of the Combination (i.e., October 22, 2004) (the “Standstill Period”), Cargill has agreed to take (including causing its representatives or designees on our Board of Directors to take) commercially reasonable actions to cause the slate of nominees by our Board of Directors to our stockholders to include:

•	seven director nominees designated by Cargill (the “Cargill Directors”), and

•	four director nominees designated by IMC Global Inc. (or any replacement director nominees designated by such IMC director nominees or their duly elected replacements) (the “IMC Directors”).

The Cargill Directors are Guillaume Bastiaens, Fredric W. Corrigan, William R. Graber, Robert L. Lumpkins, William T. Monahan, James T. Prokopanko and Steven M. Seibert. The IMC Directors are Raymond F. Bentele, Harold H. MacKay, David B. Mathis and Douglas A. Pertz. If elected to replace Mr. Pertz, Bernard M. Michel would be an IMC Director.

Cargill has also agreed to vote, during the Standstill Period, the voting securities of Mosaic held by it for the slate of director nominees recommended by our Board of Directors, and against any alternative slate of director nominees.

Also during the Standstill Period, Mosaic and Cargill have agreed to take commercially reasonable actions to cause our Board of Directors to be classified into three classes as follows: (1) Class I being comprised of two Cargill Directors and one IMC Director; (2) Class II being comprised of three Cargill Directors and two IMC Directors; and (3) Class III being comprised of two Cargill Directors and one IMC Director. The Investor Rights Agreement also provides for the following relating to the composition of our Board of Directors and the committees thereof during the Standstill Period:

•	We have agreed to take commercially reasonable actions to ensure that a majority of the Cargill Directors are non-associated directors (as defined below) and that at least three of the four IMC Directors are non-associated directors; and

•	Cargill and Mosaic have agreed to take commercially reasonable actions to cause each committee of our Board of Directors to be comprised of three Cargill Directors and two IMC Directors, except as otherwise necessary to comply with applicable requirements of law and stock exchange listing requirements.

“Non-associated director,” as used in the Investor Rights Agreement, means a member of our Board of Directors who would have been considered an independent director of each of Cargill, IMC and Mosaic immediately prior to the effective date of the Combination under the rules and regulations of the SEC and the NYSE.

Under the provisions of the Investor Rights Agreement, Cargill has the right to designate our Chairman, Chief Executive Officer and President. We have separated the positions of Chairman and Chief Executive Officer, so that our Chairman is a non-management director.

Additional provisions of the Investor Rights Agreement are described under “Certain Relationships and Related Transactions—Investor Rights Agreement”. The full text of our Investor Rights Agreement is available on our website at www.mosaicco.com and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at our address indicated on page 1 of this Proxy Statement.

Private Sessions of Non-Management Directors

The non-management directors meet in private session at each regular Board meeting without the Chief Executive Officer or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions.

Compensation of Directors

Non-Employee Directors. During our 2005 fiscal year, each non-employee director, with the exception of the Chairman of the Board, received a retainer of $45,000, attendance fees of $1,800 for each Board meeting attended and an additional $1,200 for attendance at each meeting of a Board committee on which such director served. The Chairman of the Board received a retainer of $90,000 and the same attendance fees as the other directors. The chair of the Audit Committee received an additional retainer of $10,000, and each non-employee director who served as chair of the other Board committees (other than the Executive Committee, which did not meet during the 2005 fiscal year) received an additional retainer of $5,000. We also generally reimburse our directors for expenses incurred in connection with meeting attendance.

Pursuant to the Omnibus Stock Plan, each non-employee director received RSU’s on November 30, 2004 valued at $60,000 (or in the case of the Chairman of the Board, valued at $120,000). These RSU’s will vest completely on the earlier of (1) November 30, 2007 or (2) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause provided however that such departure cannot occur before the Annual Meeting. Each non-employee director also received RSU’s on August 1, 2005 valued at $60,000 (or in the case of the Chairman of the Board, valued at $120,000). These RSU’s will vest completely on the earlier of (1) August 1, 2008 or (2) subject to the approval of the Board in its sole discretion, a director’s departure from the Board for reasons other than removal for cause provided however that such departure cannot occur before certain dates specified by the Board.

Employee Directors. Employee directors (currently Mr. Corrigan) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding the business and affairs of Mosaic. Our full Board held four regular and two special meetings during our 2005 fiscal year. Each director was present for at least 93% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during our 2005 fiscal year subsequent to the election of such director to the Board.

The directors nominated for election or re-election to the Board at an annual meeting of stockholders are expected to attend such annual meeting, and all other directors are encouraged to attend. The Annual Meeting is our first annual meeting of stockholders.

Retirement from the Board

The Board has a mandatory retirement policy which provides that, as a general rule, a non-employee director will not be nominated by the Board for re-election to the Board after he or she has attained the age of 70. It is recognized that, from time to time, there may be circumstances in which our interests will be best served by requesting a director to accept a nomination beyond the age of 70. If the Board makes such a determination, the service of a director nominated for continued service beyond the normal retirement age will be on a year-to-year basis at the request of the Board. In addition, it is the policy of the Board that employee-directors (other than the Chief Executive Officer) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the Chief Executive Officer of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board shall accept or reject the resignation based on the best interests of Mosaic.

Communications with the Board

The Corporate Governance and Nominating Committee believes that stockholder accessibility to the members of the Board is an important element of our corporate governance practices and has adopted a policy regarding stockholder communications with the Board. This policy, ratified by the Board, sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our General Counsel serves as confidential intermediary between stockholders and the Board.

Stockholders are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by our Office of the General Counsel. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held. It will be the responsibility of our General Counsel to process in a timely manner each communication from stockholders and to forward such communications as follows:

(1) communications addressed to the Board of Directors as a whole will be forwarded to the Chairman of the Board;

(2) communications to the presiding director of the non-management directors’ private sessions or the non-management directors as a group will be forwarded to the director designated by the Corporate Governance and Nominating Committee;

(3) communications addressed to a committee of the Board will be forwarded to the chair of such committee;

(4) communications addressed to an individual director will be forwarded to such named director; and

(5) communications relating to accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, provided that any communication that is filtered out must be made available to any non-management director upon request.

Our General Counsel, or a member of his or her staff under his or her direction, may handle in his or her discretion any communication that is described within any of the following categories, but he or she will provide a copy of the original communication to the Chairman of the Board (or to the chair of the Corporate Governance and Nominating Committee) and advise him or her of any action taken with respect to the communication:

•	Routine questions, complaints and comments that can be appropriately addressed by management;

•	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management;

•	Surveys and questionnaires; and

•	Requests for business contacts or referrals.

Any communications not clearly addressed as set forth above will be forwarded to the Chairman of the Board for handling.

Our General Counsel, or a member of his or her staff under his or her direction, will maintain a summary log of all communications (other than those excluded as described above), and on a quarterly basis will provide to the Chairman of the Board (or to the chair of the Corporate Governance and Nominating Committee) a copy of all log entries made since the immediately preceding report was provided to him or her. Our General Counsel will promptly provide to any director, upon his or her request, a copy of any part of, or all of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-management directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board of Directors is available on our website at www.mosaicco.com.

Code of Business Conduct and Ethics

Our Board of Directors and management are dedicated to superior corporate governance. In October 2004 we adopted a Code of Business Conduct and Ethics (the “Code of Ethics”). Our Code of Ethics is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. A copy of our Code of Ethics is available on our website at www.mosaicco.com and is available in print free of charge to any stockholder upon written request addressed to our Corporate Secretary at our address indicated on page 1 of this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 22, 2004, pursuant to the Agreement and Plan of Merger and Contribution dated as of January 26, 2004, by and among Mosaic, GNS Acquisition Corp. (a wholly owned subsidiary of Mosaic), IMC Global Inc. (“IMC”), Cargill and Cargill Fertilizer, Inc. (“CFI”), as amended by Amendment No. 1 to Agreement and Plan of Merger and Contribution, dated as of June 15, 2004, and as subsequently amended by Amendment No. 2 to Agreement and Plan of Merger and Contribution, dated as of October 18, 2004 (the “Merger and Contribution Agreement”), (1) GNS Acquisition Corp. merged with and into IMC (the “Merger”), with IMC surviving the Merger and (2) the Cargill Contributing Corporations (as defined in the Merger and Contribution Agreement) contributed to Mosaic equity interests in certain entities owning all or substantially all of Cargill’s fertilizer businesses (Cargill’s fertilizer businesses are referred to below as “CCN” and the contribution by Cargill to Mosaic is referred to below as the “Contribution”). Upon completion of the Merger, IMC became a wholly owned subsidiary of Mosaic. In addition, at the effective time of the Merger, IMC’s corporate name was changed from IMC Global Inc. to Mosaic Global Holdings Inc.

Pursuant to the Contribution, the Cargill Contributing Corporations contributed to Mosaic equity interests in certain entities owning all or substantially all of Cargill’s fertilizer businesses (excluding its retail fertilizer business) in exchange for the issuance of shares of Mosaic capital stock. The Cargill Contributing Corporations in the aggregate received shares of Mosaic Common Stock that represented approximately 66.5% of the outstanding shares of Common Stock (after giving effect to the Combination), in addition to 5,458,955 shares of Class B Common. In addition, Mr. Bastiaens is a Vice Chairman of Cargill, Mr. Lumpkins is a Vice Chairman and Chief Financial Officer of Cargill, and Mr. Prokopanko is a Corporate Vice President of Cargill, and in certain cases may participate in or supervise the transactions discussed below on behalf of Cargill.

The following is a description of certain relationships between Cargill and Mosaic continuing after the Combination:

Investor Rights Agreement

In addition to those certain agreements between Cargill and Mosaic regarding the composition of our Board of Directors and committees thereof, which are more fully described under “Nomination and Selection of Directors” in this Proxy Statement, under the Investor Rights Agreement, as amended, Cargill has agreed not to buy or sell our stock as follows:

•	during the Standstill Period (as defined under “Nomination and Selection of Directors”) Cargill agreed not to acquire any shares of our Common Stock; and

•	during the three-year period commencing on October 22, 2004, Cargill agreed not to sell, transfer or otherwise dispose of any of our voting securities to any person that is not an affiliate of Cargill, unless the sale, transfer or other disposition is approved in advance by the members of our Board of Directors who were designated by IMC or their duly elected replacements.

In addition, Cargill has agreed with Mosaic that, during the Standstill Period, it will not take specified actions as a stockholder of Mosaic, including:

•	supporting or participating in a proxy contest or otherwise soliciting proxies in opposition to proposals or matters proposed, recommended or supported by our Board of Directors;

•	participating in any election contest with respect to Mosaic;

•	soliciting our other stockholders for the approval of one or more stockholder proposals with respect to Mosaic;

•	forming or participating in a group (within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”)) of persons acquiring, holding, voting or disposing of our voting securities which would be required to file a statement on Schedule 13D with the SEC under Section 13(d) of the Exchange Act;

•	making any statement or proposal to our Board of Directors, any of our directors, officers or stockholders or making any proposal or public announcement regarding, among other things, any form of business combination, merger, restructuring, recapitalization or acquisition or sale of material assets involving Mosaic (other than discussion with our Board of Directors and any of our directors or officers which do not require us to make any public announcement or filing under the Exchange Act);

•	seeking removal of the IMC Directors (as defined under “Nomination and Selection of Directors”);

•	seeking to increase the number of directors on our Board of Directors above eleven;

•	seeking to increase the number of the Cargill Directors (as defined under “Nomination and Selection of Directors”) on our Board of Directors above seven; or

•	calling or seeking to call any meeting of our stockholders.

Pursuant to the terms of the Investor Rights Agreement, during the Standstill Period Cargill has agreed to vote all of the voting securities of Mosaic held by it in accordance with the recommendation of our Board of Directors with respect to all matters submitted to the vote of our stockholders which have been proposed by any stockholder and which affect or regard the compensation or benefits of our directors, officers or employees or relate to matters concerning the continued publicly traded nature of Mosaic or any potential change in control of Mosaic, except that Cargill may vote its voting securities in Mosaic as it determines in its discretion with respect to the following if presented at a meeting of stockholders:

•	any disposition by Mosaic of a substantial part of its assets;

•	any recapitalization of Mosaic other than to form a holding company or to effect a change in our state of incorporation;

•	any liquidation of, or consolidation involving, Mosaic;

•	subject to Cargill’s other obligations under the Investor Rights Agreement, any increase in our authorized shares or other amendment to our certificate of incorporation or Amended and Restated Bylaws; or

•	any other transaction that could reasonably be expected to have a material effect on Cargill’s investment in Mosaic.

Registration Rights Agreement

Concurrently with the execution of the Merger and Contribution Agreement, Cargill entered into a Registration Rights Agreement with us.

Pursuant to the Registration Rights Agreement, following the three-year anniversary of the effective date of the Combination (i.e., after October 22, 2007), Cargill (and its affiliates that own our Common Stock) has the right to request that we file a registration statement (a “Demand Registration”) with the SEC for an offering of its shares of Common Stock, and we are required to use commercially reasonable efforts to cause any such Demand Registration to become effective under the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to effect up to five Demand Registrations, any of which may be a shelf registration. The market value of the shares of the Common Stock to be included in any Demand Registration must be at least $10 million. We will not be obligated to effect a Demand Registration within 270 calendar days of the effective date of the immediately preceding Demand Registration.

If, at any time following October 22, 2007, we propose to register any of our securities under the Securities Act, whether for our own account or for the account of a third party, Cargill (and its affiliates that own our Common Stock) may request that we include all of its shares of Common Stock in the registration.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel for Cargill (and any of its affiliates exercising registration rights in connection with a registration), but excluding underwriting discounts and commissions and any other legal fees of Cargill (and any of its affiliates exercising registration rights in connection with a registration), will be paid by us.

Working Capital Adjustment

In connection with the Combination, the Merger and Contribution Agreement, as amended, required that the Cargill fertilizer businesses have $435.0 million of net operating working capital (calculated in accordance with the provisions of the Merger and Contribution Agreement) upon the Contribution. The Merger and Contribution Agreement required that Cargill and its affiliates contribute additional capital to us in the event of a working capital shortfall. Pursuant to the amendment to the Merger and Contribution Agreement that increased the required net operating working capital to be contributed by Cargill from $357.2 million to $435.0 million, Cargill and its affiliates retained $40 million of notes receivable from the long-term assets of the Cargill fertilizer businesses. The amended Merger and Contribution Agreement provided that the notes receivable retained by Cargill did not reduce the calculation of net operating working capital. Subsequent to the closing of the Combination, net operating working capital contributed by Cargill was calculated at $425.2 million, and on December 31, 2004 Cargill and its affiliates contributed an additional $9.8 million to us to meet the $435.0 million net operating working capital requirement. On April 20, 2005, our subsidiary purchased the $40 million of notes receivable from Cargill for $40.3 million, representing the outstanding principal balance plus accrued but unpaid interest, grossed up for withholding tax.

Reimbursement of Pre-Combination Incentive Compensation

In connection with the Combination, certain former Cargill employees who became employees of Mosaic and who possessed stock options and cash performance options (“CPOs”) granted by Cargill prior to the Combination pursuant to Cargill’s compensation plans retained such awards. Liabilities associated with these stock options and CPOs were primarily related to the Cargill fertilizer businesses and assumed by us pursuant to the Merger and Contribution Agreement. We have clarified with Cargill our understanding of our obligations related to pre-Combination stock options and CPOs by confirming that (1) our maximum aggregate reimbursement obligation to Cargill for costs associated with pre-Combination stock options and CPOs under no circumstances can exceed $9.8 million; and (2) we have no reimbursement obligation for any pre-Combination stock option or CPO award to any former Cargill employees who are executive officers of Mosaic. During our 2005 fiscal year, we reimbursed Cargill $1.3 million for costs associated with the pre-Combination stock options and CPOs.

Pension Plans and Other Benefits

In accordance with the Merger and Contribution Agreement, pension and other postretirement benefit liabilities for certain former CCN employees were not transferred to Mosaic. Prior to the Combination, Cargill was the sponsor of the benefit plans for CCN employees and therefore, no assets or liabilities were transferred to us. These former CCN employees remain eligible for pension and other postretirement benefits under Cargill’s plans. Cargill incurs the associated costs and charges them to Mosaic. The amount that Cargill may charge to Mosaic for these pension costs may not exceed $2.0 million per year and are capped at $19.2 million in the aggregate. This cap does not apply to the costs associated with certain active union participants who continue to earn service credit under Cargill’s pension plan.

Special Transactions Committee and Transactions with Cargill

Pursuant to the Investor Rights Agreement, commercial or other transactions, arrangements or agreements (or series of related transactions) between Cargill and its affiliates (other than Mosaic and its subsidiaries), on the one hand, and Mosaic and its subsidiaries, on the other hand, except as provided below, require the approval of a majority of the former IMC Directors serving on our Board of Directors who are deemed “non-associated directors” (such members being referred to as the “IMC Independent Directors” and comprising the Special Transactions Committee (or “STC”) of the Board of Directors). Our Board of Directors has adopted a charter for the STC which provides that the STC will oversee transactions between us and/or our affiliates and Cargill and/or its affiliates with the objective that transactions with Cargill be fair and reasonable to us, with arm’s length terms and conditions. Pursuant to its charter, the STC may delegate all or a portion of its duties in respect of the review and approval of such transactions to a committee of senior management, a subcommittee of the STC or the Chairman of the STC. The STC has approved a policy which we have implemented and refer to as the “Guidelines for Related Party Transactions with Cargill, Incorporated” (the “Guidelines”), whereby the STC has delegated approval authority for certain transactions with Cargill and/or its affiliates to an internal committee comprised of our senior managers. The internal management committee is required to report its activities to the STC on a periodic basis.

Pursuant to the Guidelines, the following transactions, arrangements or agreements (or series of related transactions) with Cargill and/or its affiliates must be approved by the STC in addition to our internal management committee:

•	agreements or relationships which require payment by us or Cargill, as the case may be, of $2.0 million or more to the other party during any fiscal year of Mosaic;

•	multi-year commitments (i.e., contracts with terms of greater than one year) on behalf of Mosaic;

•	evergreen contracts (i.e., contracts with annual renewal clauses or no stated contract term);

•	renewals of commercial agreements previously requiring STC approval; or

•	licenses or other arrangements involving any material intellectual property of Mosaic or its subsidiaries.

The review and approval of proposed transactions, arrangements or agreements (or series of related transactions) which do not meet any of the criteria set forth above have been delegated by the STC to our internal management committee.

During the 2005 fiscal year, Mosaic and its affiliates entered into the following transactions, arrangements or agreements with Cargill and/or its affiliates. The transactions, arrangements or agreements with Cargill described below have either been approved by the STC, by our internal management committee, or to the extent a transaction or arrangement has been or is in the process of being completed by the parties but has not yet been approved by the STC or our internal management committee, as the case may be, such transaction or arrangement is generally described below.

•	Master Transition Services Agreement. Concurrently with the execution of the Merger and Contribution Agreement, Cargill entered into a Master Transition Services Agreement (the “Transition Services Agreement”) with us. Pursuant to the Transition Services Agreement, Cargill and certain of its subsidiaries have agreed to provide us with various transition-related services pursuant to individual work orders negotiated between Cargill (or its subsidiaries) and us (each, a “Work Order”). We have either entered into, or in some cases are in the process of entering into, individual Work Orders for services in several countries, including Argentina, Australia, Brazil, Canada, Chile, China, France, Hong Kong, India, Mexico, Russia, Thailand, Ukraine, the United States and Vietnam, each of which has been or will be approved by the STC or our internal management committee, as applicable. Generally speaking, each Work Order is related to services previously provided by Cargill for its fertilizer businesses prior to the Combination which were continued for our benefit for a transition period after the Combination. The services to be provided by Cargill and its subsidiaries include, but are not limited to, accounting, accounts payable and receivable, financial reporting, financial service center, graphics, human resources, information technology, insurance, legal, license and tonnage reporting, mail services, maintenance, marketing, office services, procurement, public relations, records, strategy and business development, tax, travel services and expense reporting, treasury, and other administrative and functional related services.

Services performed under the Transition Services Agreement may be modified upon the agreement of Mosaic and Cargill. The fee for these services generally approximates Cargill’s internal costs and may be subject to adjustment. We believe that the fees for these services are comparable to those that would be incurred by us had they been performed by our own internal resources or had they been performed by unaffiliated third parties. We paid Cargill approximately $9.6 million for the global services provided by Cargill and/or its subsidiaries under the Transition Services Agreement during our 2005 fiscal year. The services provided under Work Orders are generally expected to last until the first anniversary of the Combination, provided, however, that Mosaic and Cargill or its subsidiaries may decide to renew various Work Orders for desired transition services beyond the first anniversary if it is determined by the parties that it would be beneficial to do so.

•	Fertilizer Supply Agreements (United States). We sell fertilizer products produced by us and our affiliates to Cargill’s AgHorizons business unit (“Cargill AgHorizons”) which Cargill sells in its retail fertilizer stores in the United States. We sell nitrogen, phosphate and potash products under a fertilizer supply agreement at prices set forth in a market-based price list which we issue from time to time to our customers. In addition, we may sell certain products produced by third parties to Cargill AgHorizons for a per tonne sourcing fee, and have agreed to make new fertilizer products and agronomic services, should they be developed, available on regular commercial terms to Cargill AgHorizons. Cargill is not obligated to purchase fertilizer products under the agreement and we are not obligated to supply such products to Cargill, unless the parties agree to the terms governing such sales. This supply agreement is in effect until September 30, 2007. Cargill purchased approximately $11.7 million of fertilizer products from us during our 2005 fiscal year.

•	Fertilizer Supply Agreement (Canada). We sell fertilizer products produced by us and our affiliates to Cargill’s Canadian subsidiary, Cargill Limited, which purchases the substantial majority of its fertilizer requirements from us for its retail fertilizer stores in Western Canada. We sell nitrogen, phosphate and potash products at prices set forth in a market-based price list which we issue from time to time to our customers. In addition, we may sell certain products produced by third parties to Cargill Limited for a per tonne sourcing fee. In exchange for Cargill Limited’s commitment to purchase the substantial majority of its products from us and because Cargill Limited is our largest customer in Canada, we may make new fertilizer products and agronomic services, should they be developed, available on regular commercial terms to Cargill Limited and may provide Cargill Limited with price protection against sales made to other retailers for equivalent products or services at lesser prices or rates. In addition, should Cargill Limited’s annual purchase volume exceed certain thresholds, we have agreed to provide a rebate at the end of each contract year ranging from zero to CAN$2 per tonne. A definitive written agreement is currently being completed by the parties. Cargill purchased approximately $58.6 million of fertilizer products from us during our 2005 fiscal year.

•	Fertilizer Agency Agreement. We have retained Cargill Limited to perform certain marketing services for our fertilizer products to independent dealers in Western Canada, including the provinces of Manitoba, Saskatchewan, Alberta and British Columbia. In consideration for being appointed our exclusive marketing agent in Western Canada, Cargill Limited has agreed to perform marketing services and to assume all accounts receivable credit risk in the event of nonpayment by customers. We are responsible for establishing the prices and other terms upon which Cargill Limited will solicit orders for the sale of our fertilizer products. In exchange for these services, we have agreed to pay Cargill Limited a per tonne marketing fee based on our estimated cost of marketing fertilizer in Western Canada with an internal sales force of our own and the value of the allocation of credit risk assumed by Cargill. The agreement is in effect until June 30, 2007. We paid Cargill approximately $0.9 million for marketing services under this agreement during our 2005 fiscal year.

•

Handling, Storage and Supply Agreement. We retain Cargill, as the owner and operator of a bulk materials handling terminal in Pipestone, Minnesota, to store various dry fertilizers and non-grain feeds, and to perform certain unloading, transfer and loading services for us. In addition, Cargill’s Pipestone facility purchases a substantial amount of its phosphate requirements from us at market prices at the time such purchases are made. In exchange for the storage and handling services provided by Cargill, we have agreed to pay a per short ton inbound handling fee for transfer of products into Cargill’s Pipestone facility as well as a per short ton handling fee for all wholesale short tons that pass through this facility. Mosaic and Cargill estimate that 40,000 short tons of product will be put through the Pipestone facility on an annual basis, provided that no penalty to either party is contemplated if the actual volume does not meet this estimate. A definitive written agreement is being completed by the parties. We paid Cargill approximately $0.2 million for the storage and handling services, and Cargill paid us approximately $2.4 million for fertilizer products purchased during our 2005 fiscal year.

•	Ocean Transportation Services Service Level Agreement. We entered into an agreement with Cargill’s Ocean Transportation Division (“Cargill OTD”) whereby Cargill OTD has agreed to perform, on a non-exclusive basis, various freight related services for us. Freight services include, but are not limited to, vessel and owner screening, freight rate quotes in specified routes and at specified times, advice on market opportunities and freight strategies for the shipment of our fertilizer products to international locations, and the execution of various operational tasks associated with the international shipment of our products. In exchange for the services provided by Cargill OTD, we have agreed to pay a fee to Cargill, (1) in the case of voyage charters, an address commission calculated as a percentage of the voyage freight value, (2) in the case of time charters, an address commission calculated as a percentage of the time-charter hire, and (3) in the case of forward freight agreements, a commission calculated as a percentage of the forward freight agreement notional value. The agreement provides that the parties may renegotiate fees during its term, and the agreement is in effect until either party terminates it by providing 60 days prior written notice to the other party. We paid Cargill approximately $33.1 million (including freight paid by Cargill OTD to the vessel owner or charterer) for freight related services during our 2005 fiscal year.

•	Shared Services and Access Agreements (Houston, Texas and Savage, Minnesota). Mosaic and Cargill entered into an agreement relating to a variety of operational matters at our Houston, Texas port facility and our Savage, Minnesota river facility, both of which are located adjacent to grain, oilseed and/or salt facilities owned and operated by Cargill. The agreements address various co-location matters, including the granting of easements from one party to the other, understandings relating to shared services and the allocation or sharing of costs relating to matters such as security, vessel berthing and logistics, channel dredging, utilities, truck scales, road and rail track maintenance, as well as other repair and maintenance activities. In addition, the Houston agreement provides that we will provide loading and unloading services to Cargill at specified rates per tonne which we estimate will result in payment to us of approximately $0.4 million per fiscal year. The Savage agreement provides that we will provide unloading services for Cargill’s salt business at a rate of $2.25 per tonne between March and November, weather conditions permitting, and further provides that we will scale trucks loaded with salt for a fee of $1,000 per month (each rate being subject to annual CPI adjustments). The agreements will be in effect as long as Cargill and Mosaic own property at the Houston and Savage facilities.

•	Barge Freight Sales Agreement. Mosaic and Cargo Carriers (“Cargo Carriers”), a division of Cargill, entered into a Barge Freight Sales Agreement whereby we have agreed to purchase northbound and southbound barge freight from Cargo Carriers for the transport of our nitrogen, phosphate and potash fertilizer products. Under this agreement, we have agreed to purchase a specified number of barge loadings per contract year, which is estimated to be approximately 25% of our annual barge freight purchases. Cargo Carriers has agreed to provide suitable covered hopper barges with towing power as required. The agreement addresses standard barge freight terms such as destination restrictions, surcharge adjustments, tonnage minimums, free time, demurrage, barge cleaning and other terms. Mosaic and Cargo Carriers have agreed on barge freight rates to be paid by us on a per tonne basis which are dependent upon the origin and destination of our shipments. This agreement is in effect until the summer of 2007. During our 2005 fiscal year, we paid Cargo Carriers approximately $0.7 million for barge freight and related services.

•	Service Level Agreement. We entered into a Service Level Agreement with Cargill whereby Cargill provides transportation and logistics services to us, including motor carrier compliance, rail fleet management, container freight leverage and less-than-truckload and express services. This agreement expired as of May 31, 2005. We paid Cargill approximately $65,000 for these transportation and logistics services during our 2005 fiscal year.

•	Risk Management Agreement. We entered into a Risk Management Agreement with Cargill whereby Cargill provides natural gas risk management consulting services to us. The agreement between us and Cargill is on a month-to-month basis and we have paid to Cargill a fee of $10,000 per month during our 2005 fiscal year for such services.

•	Plant-to-Plant Agreements. We entered into agreements with Cargill and its affiliates whereby we provide crop nutrient consulting services to Cargill and its subsidiaries to develop value-added solutions to help farmers increase yields for various crops. In consideration for the services provided by us, Cargill and its subsidiaries have agreed to pay approximately $180,000 per year to us. These agreements are generally in effect until mid-2006.

•	Feed Supply Agreements. We entered into various agreements relating to the supply of feed grade phosphate, potash and urea products to Cargill’s animal nutrition and grain and oilseed businesses. Specifically, we have approved the form of standard sales agreements with Cargill for the supply of feed phosphates on a spot basis in North America, as well as to Cargill’s international animal nutrition locations in Brazil, Vietnam, Indonesia and Taiwan. In addition, we have approved the form of agreement to be used to govern sales to Cargill’s grain and oilseed business locations in Venezuela, the Philippines and Thailand. We also sell feed grade urea to Cargill and its subsidiaries. Under the agreements described above, Cargill has no obligation to purchase feed grade products from us and we have no obligation to supply any minimum amounts of feed grade products to Cargill. Sales made by us to Cargill are at market prices negotiated by the parties at the time of purchase. Sales of product to Cargill will be governed by one or more agreements entered into between us and Cargill. The agreements described above are in effect until May 31, 2006. We sold to Cargill approximately $8.8 million of feed grade products during our 2005 fiscal year.

•	Technical Service Agreement. We entered into a technical services agreement with Cargill whereby we receive nutrition, research and technical expertise on various agronomic and feed matters from Cargill’s research centers. The agreement was in effect until May 31, 2005. In exchange for the technical services provided by Cargill, we paid a services charge of approximately $0.1 million during our 2005 fiscal year.

•	Vegetable Oil Loadout Agreement. We regularly provide loadout services at our Quebracho port facility for Cargill’s grain and oilseed business in Argentina which is located adjacent to our operations. Services include loading out refined vegetable oil to vessels provided by Cargill. In exchange for these loadout services, Cargill’s subsidiary paid us $0.1 million during our 2005 fiscal year. The parties are completing the terms of a long term agreement for such services.

•	Sale Agreement for Untreated Granular White Potassium Chloride. We entered into a transaction to sell untreated granular white potash to Cargill’s salt business during our 2005 fiscal year. Terms of the sale were based on current market prices. Cargill paid us approximately $0.1 million for the potash during our 2005 fiscal year.

•	Concentrates Industrialization Contract. In Brazil, we have agreed to manufacture feed products for a third party using raw materials supplied by Agribrands, a division of Cargill. This is an evergreen agreement in effect until either party provides written notice of termination to the other party. Under this agreement Cargill has agreed to pay to us approximately $0.1 million per contract year for services provided by us.

•	Barter Agreements. We have entered into an agreement with Cargill’s grain and oilseed business in Brazil whereby we, Cargill’s Brazilian subsidiary and Brazilian farmers from time to time enter into commercial arrangements pursuant to which the farmer agrees to a forward delivery grain contract with Cargill’s subsidiary and in turn uses cash generated from such transaction to purchase fertilizer from us. Similarly, in Argentina, we enter into agreements with farmers who purchase fertilizer products from us and also agree to sell grain to us upon harvest. We enter into agreements with Cargill’s grain and oilseed business in Argentina whereby we sell to Cargill’s Argentine subsidiary the grain received from the farmer. Transactions with Cargill in Brazil and Argentina are at market prices. The number of barter transactions with Cargill’s subsidiaries varies from year to year based on then-current market conditions. Under these arrangements, we are under no obligation to participate in any minimum volume of transactions with Cargill, and each of these agreements remains in effect until either party terminates it by providing 90 days prior written notice to the other party. We sold approximately $6.0 million and $24.0 million of fertilizer products under such arrangements in Brazil and Argentina, respectively, during our 2005 fiscal year.

•	Real Property Matters. We are constructing a new single superphosphate manufacturing facility adjacent to our Quebracho port terminal in Argentina which is scheduled to be completed during calendar year 2006. The real property on which this manufacturing facility is being constructed is currently owned by Cargill’s Argentine subsidiary. The parties expect to finalize the transfer of the real property to Mosaic during the first half of our 2006 fiscal year.

•	Fruit Purchase Contract. Mosaic and its affiliates are significant landowners in Florida and own and maintain several thousand acres of citrus groves which produce citrus, primarily oranges and grapefruits. We are not in the fruit processing business. We have entered into a Fruit Purchase Contract with a Cargill affiliate that is in the business of processing fruit for juices and related products. During our 2005 fiscal year, we sold approximately 975,000 boxes of oranges to Cargill’s juice company and were paid $3.2 million for such citrus.

•	Office Sharing Arrangements. In connection with the Combination, we entered into certain office sharing and sublease arrangements with Cargill’s subsidiaries in various geographic locations, including with respect to certain offices in the Argentina, China, Hong Kong and the United States. We believe that the terms of the office sharing and sublease arrangements are market based and competitive with what we would be able to achieve from third parties for comparable space and services.

There are various other agreements between us and Cargill and its affiliates, which we believe are not material to us. We believe the terms of these agreements approximate those which would be available from third parties.

Other Agreements

Incentive Services, Inc. We have entered into a Program Agreement with Incentive Services, Inc. (“Incentive Services”) whereby Incentive Services is a preferred supplier for our employee service recognition programs in the United States and Canada. In addition, we have purchased miscellaneous supplies from Incentive Services which are used by us for business purposes. During our 2005 fiscal year, we paid Incentive Services approximately $139,000 for employee recognition awards and various supplies. A son-in-law of Mr. Corrigan, our Chief Executive Officer, President and director, is employed by, and part owner of, Incentive Services. Incentive Services was selected by us after the review of various potential suppliers, and Mr. Corrigan did not participate in our selection process.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

The following table shows the number of shares of Common Stock that are owned beneficially, as of August 15, 2005, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table and (3) all of our directors and executive officers as a group, with sole voting and investment power unless otherwise indicated. None of our directors, director nominees or executive officers beneficially own any shares of our Class B Common or Preferred Stock.

Name	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Outstanding Common Stock (2)
Guillaume Bastiaens	0	(3)	*
Raymond F. Bentele	44,318	(3)(4)	*
Fredric W. Corrigan	10,250	(5)	*
William R. Graber	4,000	(3)	*
Robert L. Lumpkins	5,000	(3)	*
Richard L. Mack	1,000		*
Harold H. MacKay	53,750	(3)(4)	*
David B. Mathis	45,117	(3)(4)	*
Bernard M. Michel	16,950	(4)	*
William T. Monahan	4,000	(3)	*
Douglas A. Pertz	1,576,803	(3)(4)	*
Steven L. Pinney	0		*
James T. Prokopanko	0	(3)	*
Steven M. Seibert	0	(3)	*
Lawrence W. Stranghoener	20,711	(4)(6)	*
James T. Thompson	7,500		*
All directors and executive officers as a group (19 persons)	1,801,176	(3)(4)	*

*	Represents less than 1% of the outstanding shares.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer described above.
(2)	Based on the total number of shares outstanding in such class on August 15, 2005.
(3)	Does not include stock options or RSU’s that are not exercisable within 60 days of August 15, 2005, including 6,922 RSU’s held by each of Messrs. Bastiaens, Bentele, Graber, MacKay, Mathis, Monahan, Pertz, Prokopanko and Seibert, and 13,844 RSU’s held by Mr. Lumpkins, which are more fully described under “Compensation of Directors.”
(4)	Includes the following shares subject to options exercisable within 60 days of August 15, 2005: Mr. Bentele, 42,750 shares; Mr. MacKay 48,750 shares; Mr. Mathis, 42,750 shares; Mr. Michel, 16,950 shares; Mr. Pertz, 1,510,840 shares; Mr. Stranghoener, 17,361 shares; and all directors and executive officers as a group, 1,662,451 shares.
(5)	Includes 250 shares of Common Stock held by Mr. Corrigan’s wife.
(6)	Includes 250 shares of Common Stock held by Mr. Stranghoener’s three children.

Ownership of Securities by Others

We believe that, as of August 15, 2005, based on filings with the SEC, the following named organizations are the beneficial owners of more than 5% of our outstanding Common Stock, Class B Common and Preferred Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock	Number of Shares of Class B Common Beneficially Owned	Percent of Outstanding Class B Common	Number of Shares of Preferred Stock Beneficially Owned	Percent of Outstanding Preferred Stock
Cargill, Incorporated (1) 15615 McGinty Road West Wayzata, Minnesota 55391	250,582,987	65.8%	5,458,955	100%	—	—

Cargill Fertilizer, Inc. (2) 15615 McGinty Road West Wayzata, Minnesota 55391	210,569,242	55.3%	5,458,955	100%	—	—

GNS I (U.S.) Corp. 15615 McGinty Road West Wayzata, Minnesota 55391	29,202,747	7.7%	—	—	—	—

Citigroup Global Markets Limited (3) Citigroup Centre, Canada Square Canary Wharf, London E145LB	—	—	—	—	182,600	6.6%

(1)	Based solely on a Schedule 13D dated November 1, 2004. Includes 29,202,747 shares of Common Stock held by GNS I (U.S.) Corp. and 210,569,242 shares of Common Stock held by Cargill Fertilizer, Inc., both of which are wholly owned subsidiaries of Cargill, Incorporated. Includes 5,458,955 shares of our Class B Common held by Cargill Fertilizer, Inc.
(2)	Includes 210,569,242 shares of Common Stock and 5,458,955 shares of Class B Common. At any time that shares of our 7.50% Mandatory Convertible Preferred Shares are converted into one or more shares of our Common Stock, 1.98507454 shares of our Class B Common will automatically convert into a number of shares of our Common Stock equal to 1.98507454 multiplied by the then applicable conversion rate of our 7.50% Mandatory Convertible Preferred Shares.
(3)	Based solely on a Schedule 13G dated February 11, 2005, Citigroup Global Markets Limited shares voting and dispositive power with respect to such shares with Citigroup Global Markets Europe Limited, Citigroup Global Markets International LLC, Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and more than 10% stockholders complied with all Section 16(a) filing requirements for our 2005 fiscal year, except that: (1) Form 4s filed to report initial grants of stock options and/or RSU’s in October 2004 to certain executive officers including Norman B. Beug, Fredric W. Corrigan, Richard L. Mack, Steven P. Malia, Steven L. Pinney, Robert M. Qualls, Lawrence W. Stranghoener, James T. Thompson and Linda Thrasher were filed on the fourth business day following the date of grant rather than by the second business day, and (2) Mr. Corrigan filed a Form 5 in August 2005 to report gifts in April 2005 of an aggregate of 1,750 shares of Common Stock to his wife, children and grandchildren.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for our Chief Executive Officer and each of our other four most highly compensated executive officers for our 2005 fiscal year which represents the period from October 22, 2005 through May 31, 2005. The executive officers listed below are collectively referred to as the “Named Executive Officers” in this Proxy Statement. The compensation shown excludes amounts for any fiscal year prior to becoming an executive officer.

					Long-Term Compensation
	Fiscal Year	Annual Compensation			Awards		All Other Compensation ($) (2)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($) (1)	Securities Underlying Options (#)
Fredric W. Corrigan (1) President and Chief Executive Officer	2005	425,313	648,668	—	1,300,000	280,700	25,456

James T. Thompson Executive Vice President	2005	288,958	225,000	—	400,000	136,032	8,669

Lawrence W. Stranghoener Executive Vice President and Chief Financial Officer	2005	258,542	167,000	—	350,000	52,084	5,312

Steven L. Pinney Senior Vice President, Phosphate Operations	2005	197,021	143,000	—	275,000	51,822	115,973

Richard L. Mack Senior Vice President, General Counsel and Corporate Secretary	2005	151,008	110,000	—	250,000	10,384	75,538

(1)	Reflects “launch grant” RSU’s under the Omnibus Stock Plan. The table below sets forth the number of shares subject to outstanding RSU’s granted to the Named Executive Officers and the aggregate fair market value of an equivalent number of outstanding shares of Common Stock at May 31, 2005:

Name	Number of Shares Subject to RSU’s	Aggregate Value($)
Fredric W. Corrigan	86,437	1,130,596
James T. Thompson	26,596	347,876
Lawrence W. Stranghoener	23,272	304,398
Steven L. Pinney	18,285	239,168
Richard L. Mack	16,623	217,429

No dividend equivalents are being paid on the RSU’s.

(2)	Includes: (a) financial planning expenses of $17,500 for Mr. Corrigan; (b) matching contributions made by Mosaic to the Mosaic Investment Plan as follows: Mr. Corrigan, $5,875, Mr. Thompson, $5,938, Mr. Stranghoener, $5,312, Mr. Pinney, $3,792 and Mr. Mack, $4,167; (c) contributions by Mosaic to Cargill’s profit sharing plan in the amount of $2,081 for each of Messrs. Corrigan, Thompson, Pinney and Mack; (d) contributions by Mosaic to CCN’s 401(k) plan in the amount of $650 for Mr. Thompson, $2,100 for Mr. Pinney and $3,690 for Mr. Mack; and (e) retention bonuses of $108,000 for Mr. Pinney and $65,600 for Mr. Mack under retention plans adopted by Cargill and assumed by us to retain key executives after the Combination.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to all options to purchase shares of Common Stock granted during our 2005 fiscal year to each of the Named Executive Officers. There were no grants of stock appreciation rights to the Named Executive Officers during our 2005 fiscal year.

	Individual Grants				Grant Date Value
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share) (2)	Expiration Date	Grant Date Present Value ($) (3)

Name
Fredric W. Corrigan	280,700	31%	15.04	10/29/14	1,917,181
James T. Thompson	136,032	15%	15.04	10/29/14	929,099
Lawrence W. Stranghoener	52,084	6%	15.04	10/29/14	355,734
Steven L. Pinney	51,822	6%	15.04	10/29/14	353,944
Richard L. Mack	10,384	1%	15.04	10/29/14	70,923

(1)	The options vest on October 29, 2007, except for the option granted to Mr. Stranghoener which vests in three equal installments on September 22 in 2005, 2006 and 2007.
(2)	Exercise price is the fair market value of the Common Stock on the date of grant, which is equal to the closing price at which the Common Stock was traded on such date, as reflected on the NYSE composite tape.
(3)	The Black Scholes option pricing model was used to determine the grant date present value of the options to purchase shares of Common Stock granted in 2005 fiscal year by Mosaic. Based on the Black Scholes model, the present value of each option granted to the Named Executive Officers was $6.83 per share. The material assumptions and adjustments incorporated in the model in estimating the value of the options include the following: (a) an option exercise price of $15.04 per share; (b) an option term of ten years; (c) an interest rate of 4.10%, representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; (d) a volatility rate of 45.39%, calculated using Mosaic’s and IMC’s daily stock prices for the three-year period prior to the Combination; (e) no dividends; and (f) a reduction of approximately 10% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 18% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend upon the future market price of our Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of our Common Stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to all outstanding options to purchase our Common Stock held by each of the Named Executive Officers as of May 31, 2005. There were no options exercised by such individuals during our 2005 fiscal year.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fredric W. Corrigan	—	—	—	280,700	—	—
James T. Thompson	—	—	—	136,032	—	—
Lawrence W. Stranghoener	—	—	—	52,084	—	—
Steven L. Pinney	—	—	—	51,822	—	—
Richard L. Mack	—	—	—	10,384	—	—

(1)	The value is calculated based on a May 31, 2005 closing stock price of $13.09 as quoted on the NYSE composite tape, which is less than the relevant exercise price.

Defined Benefit Pension Plans

Cargill maintains defined benefit pension plans that provide retirement benefits to certain employees of Cargill and other associated employers, including Mosaic. These plans include Cargill’s Salaried Employees’ Pension Plan (the “Cargill Pension Plan”), in which Messrs. Thompson, Pinney and Mack participate. The Cargill Pension Plan is a tax-qualified defined benefit pension plan under the provisions of the Internal Revenue Code. Benefits under the Cargill Pension Plan are generally based on a combination of years of service and final average salary, which is the average of the employee’s 60 highest consecutive months’ salary in the 120 month period while employed at Cargill or the associated companies (including Mosaic) prior to termination of employment or retirement. Although no additional years of credited service are accrued under the Cargill Pension Plan for Messrs. Thompson, Pinney and Mack after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under the Cargill Pension Plan for Messrs. Thompson, Pinney and Mack includes post-Combination compensation paid by Mosaic. In accordance with the Merger and Contribution Agreement, Cargill incurs the costs associated with pre-Combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans including the Cargill Pension Plan and charges them to Mosaic. The amount that Cargill may charge to Mosaic for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. Cargill is solely responsible for payment of the annual pension benefits to the participants under the Cargill Pension Plan.

The following table sets forth the estimated annual pension benefits under the Cargill Pension Plan payable to participants in that plan at normal retirement age (i.e., 65) for various classifications of earnings and years of credited service.

Cargill Pension Plan

Final Average Annual Salary	Credited Years of Service
	10	15	20	25	30	35
$200,000	$21,300	$33,100	$47,200	$61,400	$75,500	$89,700
210,000	22,400	34,800	49,700	64,600	79,500	94,400
220,000	23,600	36,600	52,300	67,900	83,600	99,200
230,000	24,700	38,400	54,800	71,200	87,600	104,000
240,000	25,900	40,200	57,300	74,500	91,600	108,800
250,000	27,000	42,000	59,900	77,800	95,700	113,600
260,000	28,200	43,700	62,400	81,000	99,700	118,300

Covered compensation for fiscal year 2005 for purposes of the above table is generally the same as salary shown in the Summary Compensation Table; however, the amounts shown in the Summary Compensation Table reflect the period from October 22, 2004 through May 31, 2005, and amounts shown in the above table reflect covered compensation on an annualized basis. In addition, covered compensation under the Cargill Pension Plan is subject to limits established under the Internal Revenue Code ($210,000 at May 31, 2005). Messrs. Thompson, Pinney and Mack have 31, 29 and 10 years, respectively, of credited service under the Cargill Pension Plan.

The benefits shown in the above tables for the Cargill Pension Plan reflect annual life only annuity amounts for employees retiring in 2005 at age 65. Benefits under the Cargill Pension Plan are reduced for primary Social Security benefits and the amounts shown in the above tables reflect the estimated reduction.

Severance Agreements

In order to provide executive officers with appropriate assurances to continue to perform their duties and responsibilities and thereby promote the stability of Mosaic, we have entered into severance agreements with Messrs. Corrigan, Thompson, Stranghoener, Pinney and Mack. The severance agreements set forth the terms and conditions upon which the executive officer is entitled to receive certain benefits upon termination of employment by (1) Mosaic without Cause or (2) the executive officer for Good Reason (as the terms “Cause” and “Good Reason” are defined below).

In general, upon termination of employment by Mosaic without Cause or by the executive officer for Good Reason, the executive officer is entitled to amounts earned but unpaid to the date of termination plus an amount equal to the executive officer’s annual base salary and target bonus (two times annual base salary and target bonus in the case of Mr. Corrigan), continued coverage of health and dental coverage for up to a year (two years in the case of Mr. Corrigan), compensation for unused vacation, and outplacement services for up to one year (with a maximum cost of $25,000).

For purposes of the severance agreements, “Cause” means (1) breach of the severance agreement, (2) gross neglect or willful failure or refusal to perform the executive officer’s duties, (3) personal dishonesty intended to result in substantial personal enrichment at Mosaic’s expense, (4) willful or intentional acts to injure Mosaic, (5) knowing or intentional fraud against Mosaic or its customers, suppliers, clients, agents or employees, or (6) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude. Likewise, “Good Reason” means a material demotion in status or duties, or a relocation requiring the executive officer to move his or her regular office location by more than 50 miles.

As of August 10, 2005, the amount of cash severance payments to Messrs. Corrigan, Thompson, Stranghoener, Pinney and Mack in the event of termination by Mosaic without Cause or by the executive officer for Good Reason is estimated to be $3,500,000, $831,250, $701,250, $536,250 and $387,500, respectively.

The severance agreements also provide that all options and RSU’s granted under the Omnibus Stock Plan to the executive officer will immediately vest upon a Change in Control. For these purposes, “Change in Control” means (1) Cargill and its affiliates (“Cargill Entities”) transferring to an unaffiliated third party a number of shares of common stock of Mosaic sufficient to elect a majority of the Board of Directors, (2) Cargill Entities beneficial ownership falling below 50% of our outstanding Common Stock and a third party unaffiliated with Cargill Entities acquiring ownership of at least 50% of our outstanding Common Stock, or (3) Cargill Entities acquiring beneficial ownership of 90% or more of the outstanding shares of our Common Stock.

The severance agreements require the executive officers to furnish at least 30 days advance notice of a termination of employment without Good Reason, and, for a period of 12 months following termination of employment, prohibit the executive officer from (1) disclosing confidential information, (2) soliciting our customers, dealers, employees and suppliers, or interfering with our business relationships, or (3) competing with Mosaic.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors is comprised of Messrs. Bastiaens, Mathis, Monahan, Pertz and Seibert. No Compensation Committee interlocks nor insider participation occurred during our 2005 fiscal year.

THE ANNUAL MEETING

Proxies and Voting at the Annual Meeting

As of the close of business on the Record Date, August 10, 2005, there were 380,926,591 shares of Common Stock, 5,458,955 shares of Class B Common and 2,750,000 shares of Preferred Stock which may be voted at the Annual Meeting. Only holders of record of the Common Stock, Class B Common and Preferred Stock at the close of business on the Record Date shall be entitled to notice of, and to vote at, the Annual Meeting. Each issued and outstanding share of Common Stock, Class B Common and Preferred Stock is entitled to one vote.

Shares represented by proxies will be voted in accordance with directions given on the proxy card by a stockholder. Any properly executed and returned proxy not specifying to the contrary will be voted (1) FOR the election of the Board’s nominees for director, (2) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (3) in the discretion of the holder of proxies as to any other matter that is properly presented at the Annual Meeting. A stockholder giving a proxy has the right to revoke it at any time before it has been voted at the Annual Meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in a street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “non-voted shares”) will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

A stockholder may, with respect to the election of directors, (1) vote for all such nominees named herein, (2) withhold authority to vote for all such nominees, or (3) vote for all such nominees other than any nominee with respect to whom the stockholder withholds authority to vote. The affirmative vote of a plurality of the shares of Common Stock, Class B Common and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors is required to elect directors. Accordingly, if a quorum is present at the meeting, the four persons standing for election for the class of directors whose term expires at the 2008 Annual Meeting who receive the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for one or more directors and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, vote “FOR,” “AGAINST” or “ABSTAIN” from voting. If a quorum is present at the Annual Meeting, approval of each matter other than the election of directors requires the affirmative vote of a majority of the shares of Common Stock, Class B Common and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.

Proxies are solicited by the Board of Directors and management to assure that stockholders who are unable to attend the Annual Meeting have the opportunity to cast a vote on the issues to come before the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegrams by our directors, officers and employees. These individuals will receive no additional compensation for their services other than their regular salaries. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we have retained Morrow & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $5,000, plus reasonable out-of-pocket disbursements. The cost of all proxy solicitations, including payments to Morrow & Co., Inc., will be borne by us.

The giving of the proxy does not affect the right to vote in person should the stockholder be able to attend the Annual Meeting. Such proxy may be revoked at any time prior to the effective exercise thereof by the execution of a subsequent proxy or, if the stockholder attends the Annual Meeting and wishes to vote in person, by notifying the Corporate Secretary at the Annual Meeting of his or her intention to so vote. Prompt execution and return of the proxy card is requested in order to assure the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting, which is required for a quorum.

Matters to be Considered at the Annual Meeting

Proposal No. 1—Election of Directors

Our Board of Directors currently consists of eleven members and is divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years.

Four directors currently serve in the class of directors whose term expires at the Annual Meeting. David B. Mathis, James T. Prokopanko and Steven M. Seibert, each of whom is currently serving in the class of directors whose term expires at the 2005 Annual Meeting, will stand for re-election at the Annual Meeting for a three-year term expiring in 2008. Douglas A. Pertz has decided to retire from the Board, effective as of the Annual Meeting. Bernard M. Michel will stand for election as a director at the Annual Meeting for a three-year term expiring in 2008 to fill the vacancy left by Mr. Pertz. Pursuant to the Investor Rights Agreement with Cargill, the IMC Directors recommended Mr. Michel to fill the vacancy left by Mr. Pertz.

It is intended that the shares represented by the proxies named on the enclosed proxy card will be voted, unless authorization to do so is withheld, FOR the election of Messrs. Mathis, Prokopanko, Seibert and Michel to serve until the Annual Meeting of Stockholders in 2008 or until their respective successors have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares of Common Stock, Class B Common and Preferred Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote in the election. Because Cargill has more than a plurality of the votes of the shares of Common Stock, Class B Common and Preferred Stock and has, pursuant to the Investor Rights Agreement, agreed to vote its shares in accordance with the recommendation by our Board of Directors in favor of Messrs. Mathis, Prokopanko, Seibert and Michel, their election is assured.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the enclosed proxy card will be voted for such substitute nominee or nominees as may be selected by the Board.

The names of the nominees for director and of those directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, and their length of service, if any, on the Board are set forth below.

Nominees for Election as a Director for a Term Expiring in 2008

David B. Mathis. Age 67, director since October 2004. Mr. Mathis has served as Chairman of Kemper Insurance Companies since November 2003. He was both Chairman and Chief Executive Officer of Kemper between February 1996 and November 2003. Mr. Mathis held a variety of management positions at Kemper since joining the firm in 1960. He is currently a director of Thomas Group, Inc., as well as serving on the board of trustees of Lake Forest College and the advisory board of the J. L. Kellogg Graduate School of Management of Northwestern University. He previously served as a director of IMC Global Inc. from February 1995 to October 2004.

James T. Prokopanko. Age 52, director since October 2004. Mr. Prokopanko has served as a Corporate Vice President of Cargill since 2004, Corporate Vice President, Procurement since 2002, and also has been a platform leader of Cargill’s Ag Producer Services/Salt Platform since 1999. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named vice president of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko has been engaged in retail agriculture businesses in Canada, United States, Brazil, Argentina and the United Kingdom.

Steven M. Seibert. Age 50, director since October 2004. Mr. Seibert has operated The Seibert Law Firm since January 2003 in Tallahassee, Florida and represents private and public sector clients in environmental and land use matters. Prior to starting a law practice, Mr. Seibert was Secretary of the Florida Department of Community Affairs (DCA) from 1999 to 2003 where he had primary responsibilities for Florida’s emergency preparedness and disaster response, community revitalization programs, and Florida’s extensive growth management system. Prior to his appointment to the DCA, Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida from 1992 to 1999.

Bernard M. Michel. Age 67. Mr. Michel is the retired Chairman of Cameco Corporation (“Cameco”), an international mining company which is a supplier, refiner and converter of uranium, a partner in the generation of nuclear electricity and a gold producer. From April 1993 to December 2002, Mr. Michel served as Chairman of the Board and Chief Executive Officer of Cameco. Mr. Michel is a director of IPSCO Inc. and is Chairman of the Board of Bruce Power Inc., an Ontario privately owned nuclear electric utility. Mr. Michel previously served as a director of IMC Global Inc. from May 2003 to October 2004.

Directors Continuing in Office

Guillaume Bastiaens. Age 62, director since October 2004. Mr. Bastiaens has served as Vice Chairman of Cargill since February 1998. Mr. Bastiaens has been a member of Cargill’s Corporate Leadership Team since its inception in 1999 and has served as a director at Cargill since 1995. He joined Cargill in 1967 and has held various leadership positions in Cargill’s processing and technology operations in Europe and the United States. Mr. Bastiaens serves as a director of Donaldson Company, Inc.

Raymond F. Bentele. Age 68, director since October 2004. Mr. Bentele is the retired President and Chief Executive Officer of Mallinckrodt Inc., having served in that capacity from 1982 to 1992. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the AMCON Distributing Company and Leggett & Platt Inc. and previously served as a director of IMC Global Inc. from 1990 to 1991 and June 1994 to October 2004.

Fredric W. Corrigan. Age 62, director since January 2004. Mr. Corrigan has served as our President and Chief Executive Officer since October 2004. Mr. Corrigan previously served as Executive Vice President of Cargill and a member of Cargill’s Corporate Leadership Team from 1999 to 2004. After joining Cargill in 1966, he has held various positions, including Chairman of the Board of Cargill Fertilizer, Inc. from 1994 to 2004.

William R. Graber. Age 62, director since October 2004. Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company. Mr. Graber currently serves as a director of Solectron Corporation and Kaiser Permanente.

Robert L. Lumpkins. Age 61, director since January 2004. Mr. Lumpkins has served as Vice Chairman of Cargill since 1995, Chief Financial Officer of Cargill since 1989 and a member of Cargill’s Corporate Leadership Team since its inception in 1999. After joining Cargill in 1968, he has held various financial and line management positions. Mr. Lumpkins serves as a member of the board of directors of Cargill, Ecolab, Inc., and WhereNet, Inc. He also serves on the non-profit board of Howard University.

Harold H. MacKay. Age 65, director since October 2004. Mr. MacKay has served as Counsel to the law firm MacPherson Leslie & Tyerman LLP (“MacPherson”) in Regina, Saskatchewan, Canada since 2005. Prior to that, Mr. MacKay was a partner of MacPherson from 1969 to 2004. He served as the Clifford Clark policy advisor to the Department of Finance of Canada from 2002 to 2004 and chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998. Mr. MacKay is a director of The Toronto-Dominion Bank and previously served as a director of The Vigoro Corporation from 1994 through its acquisition by IMC Global Inc. in 1996, and IMC Global Inc. from 1996 to October 2004. He was made an Officer of the Order of Canada in 2002.

William T. Monahan. Age 58, director since October 2004. Mr. Monahan is the retired Chairman of the Board, President and Chief Executive Officer of Imation Corporation which he held from 1996 until his retirement in 2004. Prior to the formation of Imation, he served as Group Vice President responsible for 3M’s Electro and Communications Group, senior managing director of 3M Italy and Vice President of 3M’s Data Storage Products Division. Mr. Monahan is currently a director of Hutchinson Technology Inc., Pentair Inc. and Novelis Inc.

The Board of Directors recommends a vote FOR the election of the four nominees listed above (Proposal No. 1 on the proxy card).

Proposal No. 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

On July 7, 2005, the Audit Committee of the Board of Directors appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending May 31, 2006, subject to stockholder ratification at the Annual Meeting.

During the period from October 22, 2004 through our fiscal year ended May 31, 2005, KPMG provided us with audit, audit-related and tax compliance and planning services. We incurred the following fees for services performed by KPMG during this period:

2005
Audit Fees	$1,795,000
Audit-Related Fees	35,000
Tax Fees	14,000
All Other Fees	—

Audit fees include fees associated with the annual audit, the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with certain attest services and accounting consultations. No internal audit assistance services were rendered during our 2005 fiscal year.

Tax fees include tax compliance fees related principally to tax return preparation and review.

The Audit Committee of the Board of Directors has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

While we are not required to do so, we are submitting the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ending May 31, 2006 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

Ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock, Class B Common and Preferred Stock, voting together as a single class, represented at the meeting in person or by proxy. Because Cargill has more than a majority of the votes of the shares of Common Stock, Class B Common and Preferred Stock and has, pursuant to the Investor Rights Agreement, agreed to vote its shares in accordance with the recommendation by our Board of Directors in favor of ratification of the appointment of KPMG, ratification of their appointment is assured.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal No. 2 on the proxy card).

Preapproval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services preapproval policies adopted by the Audit Committee, the Audit Committee preapproves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s preapproval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm are not prohibited by rules of the SEC.

In preapproving a proposed engagement of the independent registered public accounting firm, the Audit Committee considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee considers such other factors as it deems relevant. Such factors may include, among other matters, the relationship between fees for audit and non-audit services, whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, whether the services will improve the quality of the annual audit, cost, familiarity with our business, accounting and business systems, accounting principles and corporate structure.

The Audit Committee has designated Mosaic’s Controller to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the policy. Our Controller reports to the Audit Committee on a periodic basis on the results of such monitoring.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with Independence Standards Board Standard No. 1, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for our 2005 fiscal year were approved by the Audit Committee under its preapproval policies. None of the services provided by KPMG for our 2005 fiscal year were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

MISCELLANEOUS INFORMATION

We know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement.

Discretionary Voting Authority

If any matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card will vote such proxy in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2005 Annual Meeting of Stockholders.

Stockholder Proposals and Nominations for the 2006 Annual Meeting of Stockholders

Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals at the 2006 Annual Meeting. For business to be properly brought before the annual meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee, the stockholder must have given written notice thereof to the Corporate Secretary, delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Therefore, a stockholder proposal or nomination intended to be brought before the 2006 Annual Meeting must be received by the Corporate Secretary no earlier than June 7, 2006 and no later than July 7, 2006. Delivery shall be by hand or by certified or registered mail, return receipt requested. The stockholder’s notice shall include (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on our books, of the stockholder proposing such business, (3) a representation that the stockholder is a holder of record of shares of stock of Mosaic entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business, (4) the class and number of our shares which are beneficially owned by the stockholder, and (5) any material interest of the stockholder in such business. Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Policies Relating to the Board of Directors—Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2006 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by April 27, 2006 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2006 Annual Meeting.

By Order of the Board of Directors

Richard L. Mack
Senior Vice President, General Counsel and Corporate Secretary

August 25, 2005

DIRECTIONS TO RADISSON HOTEL AND CONFERENCE CENTER

General

The meeting will be held in the Copenhagen Room at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Radisson Hotel and Conference Center is (763) 559-6600.

General Directions

The Radisson Hotel and Conference Center is just east of I-494 between Hwy 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

I.	INTRODUCTION AND PURPOSE

The Mosaic Company (the “Company”) is deemed a “controlled company” for purposes of the New York Stock Exchange (“NYSE”) corporate governance rules because greater than 50% of the voting power of the Company is held by Cargill, Incorporated. As a result, the listing standards of the NYSE do not require that the Company’s Board be comprised of at least a majority of independent directors, nor that the Board maintain Nominating/Corporate Governance and Compensation Committees comprised entirely of independent directors. The listing standards of the NYSE do, however, require that the Board maintain an Audit Committee comprised entirely of independent directors, and the Company intends to have a Board comprised of at least a majority of independent directors. The NYSE also requires the Board to make a formal determination each year as to which of its directors are independent, and to disclose these determinations in the Company’s proxy statement. The purpose of this document is to outline the standards under which the Board makes its independence determinations, thereby ensuring a consistent and disciplined approach to such determinations.

II.	MINIMUM STANDARDS

The NYSE has established certain minimum standards of independence. According to these standards, a director is automatically disqualified from being deemed independent under the following circumstances:

A.	The director has been employed by the Company, or an immediate family member* has been an executive officer of the Company, within the last three years;

B.	The director or an immediate family member received more than $100,000 a year in direct compensation from the Company during any of the prior three years, with the exception of director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is in no way contingent on continued service);

C.	The director has been affiliated with or employed by, or an immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company within the past three years;

D.	The director or immediate family member was an executive officer of another company on whose compensation committee one of the Company’s executive officers has served during the last three years; or

E.	The director is an executive officer or employee, or an immediate family member is an executive officer, of a company that, within the last three years, has made payments to, or received payments from, the Company for property or services in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues in that fiscal year. (Note that while charitable organizations are not deemed “companies” under this standard, the Company would have to disclose in its proxy statement contributions in excess of these thresholds to any charity for which a director serves as an executive.)

III.	ASSESSMENT OF OTHER RELATIONSHIPS—CATEGORICAL STANDARDS

In addition to meeting the minimum standards set forth in Section II, no director qualifies as “independent” under the NYSE’s rules unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The basis for determining that any relationship is not material must be disclosed in the Company’s proxy statement. However, as an alternative to discussing all non-material relationships a Company might have with its directors, the NYSE allows companies to adopt and disclose categorical standards of independence and make general disclosures as to which directors meet those standards. The following categorical standards have been established to assist the Board in making its independence determinations.

A-1

A director who satisfies all of the following standards (in addition to the minimum standards set forth in Section II and any standards applicable to them as Audit Committee members—See Section IV) may be deemed independent. A director who fails to satisfy any particular categorical standard may still be determined to be independent, but the specific basis for such a determination must be explained in the Company’s proxy statement.

Categorical Standards of Independence

A.	The director has never been an employee or executive officer of the Company or any affiliate. (For purposes of these standards, an “affiliate” is any person or entity that controls, is controlled by, or is under common control with another person or entity, such as subsidiaries, sibling companies and parent companies.)

B.	The director is not a former executive, founder or principal of the Company, or of any affiliate, firm or entity acquired by the Company, or firm or entity that was part of a joint venture or partnership including the Company.

C.	No immediate family member of the director is a current employee, or a former executive officer, of the Company or any affiliate.

D.	Neither the director nor any immediate family member, nor any firm or entity with which such director or family member was affiliated in a professional capacity, has provided investment banking advice or served as the Company’s primary legal advisor within the past two years.

E.	Neither the director nor any immediate family member has any direct transactional relationship with the Company or its affiliates, or otherwise has an active role in providing, is a partner or principal owner of a firm or entity providing, or otherwise receives compensation based on the provision of consulting, advisory or other professional services to the Company or its affiliates or officers (except for compensation received by a director solely in his or her capacity as a director).

F.	The director is not a director, trustee, executive officer or employee, and no immediate family member is an executive officer, of any firm or entity (including charitable and non-profit organizations) that, within the last two years, has made annual payments to or received annual payments from the Company or its affiliates in excess of the greater of $200,000 or five percent of the recipient’s consolidated gross revenues.

G.	The director is the beneficial owner (as that term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) of less than ten percent (10%) of the Company’s outstanding voting securities.

H.	The director is not a party to any contract or arrangement regarding their nomination or election to the Board, or requiring them to vote with management on proposals brought before the Company’s shareholders.

IV.	AUDIT COMMITTEE MEMBERSHIP

In addition to meeting the foregoing independence requirements, all Audit Committee members must satisfy the independence requirements of Rule 10A 3 under the Exchange Act. Assuming the director meets the standards outlined in Sections II and III above, the only additional standard they must pass to be eligible for Audit Committee service is that they not, directly or indirectly, accept any “consulting, advisory or other compensatory fee” from the Company, other than in their capacity as Board or Committee members. Given that this prohibition applies to indirect as well as direct payments, payments to family members and entities with which a director is affiliated must be considered. The SEC has indicated, however, that not all commercial relationships are prohibited, but only relationships involving legal, accounting, investment banking, financial advisory and consulting services.

As adopted October 21, 2004

A-2

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF THE MOSAIC COMPANY

A.	Name

There shall be a committee of the Board of Directors (the “Board”) of The Mosaic Company (the “Company”) called the Audit Committee (the “Committee”).

B.	Purpose of Committee

The purpose of the Committee is to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements and (c) the performance of the Company’s internal auditing department; (ii) appoint, retain, approve compensation, review independence and qualifications and oversee all audit and allowable non-audit work of the Company’s external auditor (the “Independent Auditor”); (iii) prepare the report of the Committee required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and (iv) perform such other duties as assigned to it from time to time by the Board.

In carrying out its oversight role, the Committee and Board recognize that the Company’s management is responsible for (1) implementing and maintaining internal controls and disclosure controls; (2) the preparation, presentation and integrity of the Company’s financial statements; and (3) the appropriateness of the accounting principles and reporting policies that are used by the Company. The Independent Auditor reports directly to the Committee and is responsible for auditing the Company’s annual financial statements and for reviewing the Company’s unaudited interim financial statements. The Committee also recognizes that the Company’s financial management, as well as the Independent Auditor and internal auditor, have more time, knowledge and detailed information about the Company’s financial accounting practices and policies and the application of generally accepted accounting principles to the Company’s financial statements, than do the Committee members. Consequently, while carrying out its oversight responsibilities, the Committee is not serving as an auditor, and it is not the duty of the Committee to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Therefore, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the Independent Auditor’s work. For purposes of this Charter, the use of the word “review” shall be read in the context of the Committee’s oversight role and shall not imply obligations on the Committee which are go beyond such responsibilities.

C.	Committee Membership

The Committee members shall be appointed by the Board, on the recommendation of the Corporate Governance and Nominating Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Until October 22, 2008 and except as otherwise provided in the Investor Rights Agreement, the Committee shall be composed of five directors, three of whom shall be directors designated as such by Cargill, Incorporated (“Cargill”) and two of whom shall be IMC Directors (as defined in that certain Investor Rights Agreement, dated January 26, 2004, between Cargill and the Company, as amended from time to time (the “Investor Rights Agreement”)), except as otherwise necessary to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and the New York Stock Exchange (the “NYSE”). Following October 22, 2008, the Committee shall be composed of three or more directors. Each member of the Committee shall meet the audit committee membership requirements of the NYSE Listing Standards. Therefore, each member of the Committee must be independent of management and the Company and financially literate. In addition, at least one member shall satisfy the definition of an “audit committee financial expert” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Director compensation is the only compensation that an Audit

Committee member may receive from the Company. The Board shall make determinations as to whether a particular director satisfies the requirements for membership on the Committee. No director who serves on the audit committee of more than two other public companies shall be eligible to serve as a member of the Committee.

D.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson (the “Chair”). The Committee shall meet at least four times a year, with further meetings to occur when deemed necessary or desirable by the Committee or its Chair. The Committee may meet in person or by telephone or videoconference and may take action by written consent.

The Committee, in carrying out its oversight role, duties and responsibilities, believes that its policies and procedures should remain flexible, in order to best react to changing events, conditions and circumstances and to better assure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

E.	Committee Duties and Responsibilities

The Committee shall:

1.	Be directly responsible for the appointment, retention, compensation and oversight of the work of the Independent Auditor, including resolution of disagreements between management and the Independent Auditor.

2.	Review and concur with management’s appointment, retention and compensation of the Company’s Director, Internal Audit & Compliance (the “internal auditor”). The internal auditor reports directly to the Committee and the Company’s Chief Financial Officer.

3.	Establish and implement policies and procedures for pre-approval of allowable services, as prescribed by law or regulation, provided by the Independent Auditor that safeguard the continued independence of the Independent Auditor. The Company will not hire its Independent Auditor to perform any services that are prohibited by the SEC. The Committee may delegate pre-approval authority for non-audit services to the Chair of the Committee; however, his/her decisions must be presented to the full Committee at its next scheduled meeting.

4.	Receive, review and discuss with the Independent Auditor, at least annually, the Independent Auditor’s formal written report that describes (a) the Independent Auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) all relationships between the Independent Auditor and the Company (to assess the auditor’s independence). The Committee will evaluate the qualifications, performance and independence of the Independent Auditor, including a review and evaluation of the lead partner of the Independent Auditor.

5.	Oversee that the Independent Auditor’s audit partners are timely rotated as required by applicable law and regulations.

6.	Set and monitor compliance with hiring policies for employees or former employees of the Independent Auditor that meet regulations, laws and NYSE Listing Standards.

7.

Discuss with the Independent Auditor and internal auditor the scope and plans for their respective audits, including the adequacy of staffing and budget. The Committee will also meet with the Independent Auditor and internal auditor, with and without management present, to openly discuss (a) the results of their audits and quarterly reviews; (b) any difficulties encountered in the course of their work, including any restrictions on the scope of activities or access to required information; (c) management’s response to audit issues; and (d) any disagreements with management.

8.	Review with management, the internal auditor and Independent Auditor the quality and adequacy of the Company’s system of internal accounting, financial, disclosure and operation controls, including policies, procedures and systems to assess, monitor and manage business risks. In addition, the Committee will evaluate the appropriateness and timeliness of the disposition of any recommendations for improvements in internal controls and procedures.

9.	Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or each instance in which the Company gives earnings guidance.

10.	Review and discuss with management and the Independent Auditor the quarterly and annual financial statements and disclosures made under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Forms 10-Q, Forms 10-K and annual report (prior to filing with the SEC and releasing to stockholders). Such discussion shall include (a) the Independent Auditor’s judgment about the quality, not just the acceptability, of accounting principles applied by the Company; (b) the reasonableness of significant judgments; (c) the clarity and completeness of the financial statement disclosure; (d) any accounting adjustments that were noted or proposed by the Independent Auditor but were passed (as immaterial or otherwise); and (e) any communications between the audit team and the Independent Auditor’s national office relating to accounting or auditing issues encountered during the audit. While the normal practice will be for the Committee to review the Company’s Forms 10-Q, Forms 10-K and annual report, the Chair of the Committee may represent the entire Committee for the purposes of reviewing quarterly financial statements and disclosures (Forms 10-Q). The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company’s Form 10-K.

11.	Review disclosures related to any insider and affiliated party transactions and any off-balance sheet structures.

12.	Receive, review and discuss prior to filing the Company’s Form 10-K with the SEC a report from the Independent Auditor on (a) all critical accounting, reporting and disclosure policies and practices of the Company; (b) all material alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Independent Auditor; (c) other material written communications between the Independent Auditor and management; and (d) any other matters required to be communicated to the Committee by the Independent Auditor under generally accepted auditing standards. Such discussion shall also include any significant changes in the Company’s selection and application of accounting principles and analyses setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

13.	Review the proposed certifications by the Company’s principal executive officer and principal financial officer that are required to be filed as part of the Company’s periodic reports pursuant to the Exchange Act and the compliance of those proposed certifications with the requirements of the Exchange Act.

14.	Review the Company’s principal executive officer’s and principal financial officer’s assessment of the effectiveness of the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof and the Independent Auditor’s report on management’s assessment.

15.	Review with the Independent Auditor and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on the Company’s financial statements and reports.

16.	Review and discuss with management and the Independent Auditor any registration statements prior to filing with the SEC.

17.	Periodically meet separately with management, the internal auditor and the Independent Auditor to discuss issues and concerns warranting Committee attention. Based upon the request of the internal auditor and/or Independent Auditor, the Committee shall provide sufficient time for the internal auditor and/or the Independent Auditor to meet privately with the members of the Committee to discuss issues and/or concerns. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting, or appropriate portion of a meeting, of the Committee or to meet with any members of, or consultants to, the Committee.

18.	Establish and implement procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. Review periodically with management and the internal auditor these procedures and any significant complaints received.

19.	Have the power to conduct or authorize investigations into any matters brought to its attention. The Committee shall have unrestricted access to members of management, employees, books and records and facilities.

20.	Review at least annually the Company’s monitoring and enforcement of policies relating to legal compliance, ethics, conflicts of interest and use of corporate funds. Such reviews shall be conducted with the participation of the Independent Auditor, internal auditor and management.

21.	Review any corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

22.	Discuss with management and the internal auditor policies regarding risk assessment and risk management. While it is the responsibility of management to assess and manage the Company’s exposure to risk, the Committee will discuss and review guidelines and policies that govern the process. The discussion may include the Company’s financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee is not required to be the sole body responsible for risk assessment and management.

23.	Prepare the report of the Committee required to be included in the Company’s annual proxy statement.

24.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

25.	Conduct an annual performance evaluation of the Committee.

26.	Perform such other duties and responsibilities, consistent with this Charter and governing laws and regulations, as may be delegated to the Committee from time to time by the Board.

27.	Report to the Board on a regular basis with respect to the activities of the Committee; apprise the Board, through minutes, special presentations or otherwise as necessary, of any significant developments relating to the responsibilities of the Committee; and make such recommendations with respect to any of the above matters as the Committee deems necessary or appropriate.

F.	Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

G.	Resources and Authority of the Committee

The Committee shall have the resources, funding and authority appropriate to discharge its duties and responsibilities, including direct authority to select, retain and terminate counsel, accountants, experts or consultants to be used by the Committee. The Committee shall approve any contract terms and the fees of such appointed counsel, accountants, experts or consultants.

H.	Amendment

The Board shall have the authority to amend or modify any provision of this Charter at any time; provided, however, that the Board may make no such amendment or modification that is inconsistent with the provisions of the Investor Rights Agreement except as otherwise necessary to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and the NYSE.

As adopted March 12, 2005

THE MOSAIC COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE COMPANY FOR THE ANNUAL MEETING, OCTOBER 5, 2005

The undersigned hereby constitutes and appoints Fredric W. Corrigan, Lawrence W. Stranghoener, and Richard L. Mack and each of them, with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of The Mosaic Company to be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, on October 5, 2005, at 10:00 a.m., local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE MOSAIC COMPANY

October 5, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of four (4) members of the Board of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O David B. Mathis O Bernard M. Michel O James T. Prokopanko O Steven M. Seibert

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm.

FOR AGAINST ABSTAIN

3. In their discretion, the Proxies are authorized to transact other business that properly may come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please check this box if you plan to attend the Annual Meeting.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.